Exhibit 10.8

SHAREHOLDERS’ AGREEMENT

FOR

AN INDUSTRIAL CONSTRUCTION AND DEVELOPMENT COMPANY TO
BE FORMED BY THE PARTIES HERETO
(HEREINAFTER REFERRED TO AS “THE COMPANY”)

BY AND BETWEEN

MILLENNIUM GROUP WORLDWIDE INC.
(HEREINAFTER REFERRED TO AS “MILLENNIUM”)

AND

THE RONCO GROUP OF COMPANIES
(HEREINAFTER REFERRED TO AS “RONCO GROUP”)

TABLE OF CONTENTS

CLAUSE	DESCRIPTION

1.	INTERPRETATION
2.	DEFINITIONS
3.	COMING INTO EFFECT
4.	THE COMPANY
5.	THE SHAREHOLDERS
6.	CONFLICTS WITH MEMORANDUM AND/OR ARTICLES OF ASSOCIATION
7.	APPOINTMENT OF DIRECTORS
8.	QUORUM FOR DIRECTORS’ MEETINGS
9.	QUORUM FOR SHAREHOLDERS’ MEETINGS
10.	RESOLUTIONS
11.	TRANSFER OF SHARES
12.	EVENTS GIVING RISE TO DISPOSAL
13.	LOAN CAPITAL
14.	REGRESS
15.	PROHIBITION ON ENCUMBRANCE
16.	FINANCIAL STATEMENTS
17.	GUARANTEES
18.	QUASI PARTNERSHIP
19.	ISSUE OF SHARES
20.	ARBITRATION
21.	AGREEMENT BINDING ON SHAREHOLDERS AND DIRECTORS
22.	SUBSIDIARIES
23.	NON-VARIATION STIPULATION
24.	ASSIGNMENT
25.	FORCE MAJEURE
26.	SEVERABILITY

CLAUSE	DESCRIPTION

27.	OPERATION
28.	RELAXATION
29.	CUMULATIVE RIGHTS AND REMEDIES
30.	CONSENSUS OBTAINED BY IMPROPER MEANS
31.	INDEPENDENT ADVICE
32.	DOMICILIUM CITANDI ET EXECUTANDI
33.	COSTS
34.	JURISDICTION
35.	CONFIDENTIALITY
36.	COMPANY TO BE BOUND
37.	RESTRAINT
38.	BREACH
39.	SIGNATURE

NOW THEREFORE IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1.

The headings in this Agreement are used for ease of reference only and will have no bearing on the interpretation of the terms of this Agreement. Such headings shall not be deemed to govern, limit, modify or affect the scope, meaning or intent of the provisions of this Agreement or any part of it; nor shall such headings otherwise be given any legal effect. Unless a contrary intention clearly appears –

words importing -

		1.1.1.	any one gender or sex includes the other genders or sexes as the case may be;

		1.1.2.	the singular include the plural and vice versa; and

		1.1.3.	natural persons include created entities (corporate or unincorporated) and vice versa.

1.2.

If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement.

1.3.

When any number of days is prescribed in this agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday.

1.4.

If any obligation or act is required to be performed on a particular day it shall be performed (unless otherwise stipulated) by 16h00 (local time at the place where the obligation or act is required to be performed) on that day.

	1.5.	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

	1.6.	Expressions defined in this agreement shall bear the same meanings in schedules or annexures to this agreement which do not themselves contain their own definitions.

	1.7.	Any reference to a party includes a reference to that party’s successors in title and assigns allowed at law.

	1.8.	The words “shall” and “will” and “must” used in the context of any obligation or restriction imposed on a party have the same meaning.

1.9.

The contra proferentem rule shall not apply and accordingly, none of the provisions hereof shall be construed against or interpreted to the disadvantage of the party responsible for the drafting or preparation of such provision.

1.10.

The iusdem generis rule shall not apply and accordingly, whenever a provision is followed by the word “including” and specific examples, such examples shall not be construed so as to limit the ambit of the provision concerned.

1.11.

A reference to any statutory enactment (including statutes, ordinances, regulations and by-laws) shall be construed as a reference to that enactment as at the Signature Date and as amended or re-enacted or substituted from time to time thereafter.

1.12.

A reference to any legal, doctrine or process under South African law shall include a reference to the equivalent or analogous principle, doctrine or process in any other jurisdiction in which the provisions of this Agreement may apply or to the laws of which a Party may be or become subject.

2.	DEFINITIONS

In this AGREEMENT, unless the context clearly indicates the contrary, the following words, phrases and expressions shall have the respective meanings assigned thereto hereunder and cognate words shall have corresponding meanings.

	2.1.	“the Act” The Companies Act, Act No. 61 of 1973, as amended.

	2.2.	“the Agreement”This memorandum of agreement with all Annexures thereto.

	2.3.	“the Articles” The Articles of Association of the Company as amended from time to time.

	2.4.	“the Auditor” The duly appointed auditor of the Company from time to time.

	2.5.	“the Board” The Board of Directors of the Company as it is constituted from time to time.

	2.6.	“the Company” A development company to be formed according to the company laws of the State of Flroida.by the Parties hereto.

	2.7.	“CPI” shall mean the consumer price index (Urban areas all items), as published by Statistics South Africa or its successor from time to time.

	2.8.	“the Directors” The directors appointed from time to time.

2.9.	“the Effective date” The …………. day of ……………………………………2007

2.10.

“the Group” The Company and all and any subsidiaries thereof, whether wholly owned or partly owned and to the extent that it is owned and all and any associated companies or other legal entities, whether in partnership or joint venture or the like.

2.11.	“Interest” The shareholding of any shareholder in the share capital jointly with the loan account of such shareholder as the case may be.

2.12.	“Ronco Group of Companies with the address of ------------------------.

2.13.

“the Loan Accounts” Any amount owing by the company on loan account to the shareholders, individually or jointly depending on the context and all and any claims the shareholders may have against the Company whether due and payable or not.

2.14.	“Mala fide conduct” Conduct perpetrated by any of the parties to this Agreement that may necessitate arbitration proceedings as set out in this Agreement.

2.15.	“the Articles” The Articles of Incorporation of the Company as amended from time to time.

2.16.	“Millennium” Millennium Group Worldwide Inc. with number…………………………… and address at 2825 North 10th Street St. Augustine, Florida 32084.

2.17.	“the Parties” The signatories to the Agreement collectively.

2.18.	The Ronco Group of Companies TBF

2.19.	“the Share Capital” The entire issued share capital of all classes in the capital of the company.

2.20.	“the Shareholder” Any person holding shares in the share capital.

2.21.	“Signature date”Means the date of signature of this agreement by the party last signing.

3.	COMING INTO EFFECT

3.1.

This Agreement will come into effect on the effective date irrespective of the date of signature thereof by the parties subject to availability of funds from an anticipated IPO within 180 days of the signatures.

	3.2.	This Agreement shall be indivisible in respect of all the matters dealt with herein.

4.	THE COMPANY

	4.1.	After the formation of the Company, the parties shall cause-

		4.1.1.	The name of the company to be …………………………………………………..

		4.1.2.	the share capital of the Company to be the following:

			4.1.2.1.	the authorised share capital of the Company will be 1000 (one thousand) ordinary shares of $1 (one dollar) each;

			4.1.2.2.	the issued share capital of the Company will be 120 (one hundred and twenty) ordinary shares of $1 (one dollar) each.

			4.1.2.3.	The shareholders (at date of signature hereof) undertake to each subscribe in the share capital of the Company in the following manner:

				4.1.2.3.1.	Millennium Group Worldwide Inc.: 80% (sixty per cent) of the issued share capital of the Company;

				4.1.2.3.2.	Ronco Group Ltd: 20% (twenty per cent) of the issued share capital of the Company.

		4.1.3.	the main object and business of the company to be reflected in the memorandum of association of the company will be to perform development, construction and other functions

	4.2.	The registered office of the company initially will be 2825 North 10 Street, St. Augustine, Florida 32084

5.	THE SHAREHOLDERS

5.1.

It is hereby agreed that Ronco Group and Millennium will each contribute assets and capital respectively to the Company such moneys or other as stipulated herein in order to provide the Company with the resources to continue the existing functions of Ronco Group and expand the operations into Africa

	5.2.	The total value of the transaction shall be $25,000,000.00 (25 million dollars) comprising of the following:

		5.2.1.	The acquisition of the primary real estate owned by the Ronco Group);

		5.2.2.	The acquisition of the remaining real estate, and buildings thereon, including all furniture, fixtures and equipment affixed and being developed under contract;

Acquiring the contractual rights and intellectual property of all of The Ronco Group of Companies.

	5.3.	Millennium shall hold 80% (eighty per centum) and Ronco Group shall hold 20% (twenty per centum) of the issued shares in the Company.

5.4.

Millennium shall provide to the Company 80% (eighty per centum) of the amount required to fund this transaction which amounts to an injection of capital in the amount of $20,000,000 (twenty million dollars).

5.5.

The shareholders, being Millennium and Ronco Group, shall further provide to the Company, in proportion to their shareholding, the following amounts as shareholders’ loans in order to provide the Company with the necessary capital to fund the transaction.

		5.5.1.	Millennium: $20,000,000.00 (twenty million dollars).

		5.5.2.	Ronco Group: $5,000,000.00(five million dollars).

	5.6.	The payments due in terms hereof to the Company shall be made on the following dates and in the following manner:

5.6.1.

The payment contemplated in clause 5.4 supra shall be made within 20 (twenty) business days after the maximum is reached from the IPO of Millennium into the trust account of Carl Duncan Esquire or his designated trust account.

5.6.2.

The payments contemplated in clause 5.5. shall be made within 14 (fourteen) business days after the payment contemplated in clause 5.6.1. has been made and in the same manner as described in clause 5.6.1.

	5.7.	The Shareholders shall procure that, subject to the company’s working capital requirements as determined by the board, the company declare dividends.

	5.8.	No dividend shall be declared and paid to the extent that such dividend will prevent the Company from paying its debts as they become due in the ordinary course of business.

6.	CONFLICTS WITH MEMORANDUM AND/OR ARTICLES OF INCORPORATION

	6.1.	If there is any conflict between the provisions of this Agreement and the memorandum and articles of incorporation of the Company at any time, the provisions of this Agreement shall prevail.

6.2.

The shareholders undertake to take all steps and do all things as may be necessary to alter (promptly after the effective date) the memorandum and articles of incorporation of the Company so as to reflect, insofar as may be appropriate, the provisions of this Agreement.

7.	APPOINTMENT OF DIRECTORS

	7.1.	Every shareholder shall be entitled to appoint 2 (two) Directors for each 20% of ownership of the company, by written notice to the Company.

	7.2.	Such holders shall be entitled to remove any such directors appointed and to replace any such director who is so removed or who ceases for any other reason to be a director of the Company.

	7.3.	All the directors of the Company shall be entitled to director’s remuneration as determined by the Shareholders.

8.	QUORUM FOR DIRECTORS’ MEETINGS

	8.1.	The quorum for a meeting of the board shall be 6 (six) Directors personally present.

8.2.

Meetings of the board shall be called by 14 (fourteen) days written notice given by any director to all the other directors, stating the venue (which shall be the main office of the company) and time (which shall be during normal business hours) of such meeting. If a quorum is not present at such meeting within 30 (thirty) minutes from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week, at the same time and place or, if that day be a public holiday or a Sunday, to the next succeeding day other than a public holiday or a Sunday and if, at such adjourned meeting, a quorum is not present within 30 (thirty) minutes from the time appointed for the meeting, the directors then present shall be a quorum.

8.3.

The board shall appoint a Chairman from amongst the members of the board to conduct the proceedings at meetings. The majority shareholder at any time shall be appointed as Chairman. If a Chairman is not so appointed, the Chairman last appointed shall act as Chairman of board meetings until a new Chairman has been appointed.

	8.4.	Simple majority shall take decisions of the board and the Chairman shall not have a casting vote.

8.5.

Any resolution of the board other than a resolution passed at a meeting of the board convened pursuant to clause 8.2. supra shall be valid and binding if in writing and signed by the members of the board present at the meeting.

9.	QUORUM FOR SHAREHOLDERS’ MEETINGS

	9.1.	A quorum for meetings of shareholders shall be at least 6 (six) shareholders present in person representing shareholding of at least 75% (seventy five per centum) of the total issued shareholding.

9.2.

If, within 30 (thirty) minutes from the time appointed for a meeting, a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place or, if that day be a public holiday or a Sunday, to the next succeeding day other than a public holiday or a Sunday and if, at such adjourned meeting, a quorum is not present within 30 (thirty) minutes from the time appointed for the meeting, the shareholders then present shall be a quorum.

10.	RESOLUTIONS

Subject to clause 10.4. and notwithstanding anything to the contrary herein contained-

10.1.

Resolutions of directors of the Company in order to be of force and effect must be approved by a majority of the votes of the directors. Each director shall be entitled to exercise 1 (one) vote, with the understanding that there at a meeting of the Board be only one director representing a shareholder, such director shall be entitled to exercise 2 (two) votes.

10.2.

Resolutions of shareholders of the Company in order to be of force and effect must be approved by a majority of the votes of shareholders present at any meeting in person or by proxy. Every shareholder shall have as many votes as it holds shares in the capital of the Company. If there is a deadlock at a meeting of shareholders, the relevant resolutions shall fail.

10.3.

If any resolution of the Company is proposed that the Company institutes any legal proceedings against any member or director of the Company, such resolution shall be deemed to be within the shareholders’ domain not the directors’ domain. If any shareholder vetoes any such resolution, and as a result the requisite majority to pass the resolution cannot be obtained then, provided that the remaining shareholders furnish an indemnity to the Company against all costs, losses or damages of whatsoever nature which the Company may sustain in bringing any such legal proceedings, such vetoing shareholder shall be deemed to have voted in favour of the resolution.

10.4.

Notwithstanding anything to the contrary contained in this Agreement, the shareholders undertake to procure that the Company shall not engage in, agree to, perform or undertake any of the following acts or matters except as may be approved or agreed to by shareholders holding, between them, not less than 75% (seventy five per centum) of the issued shares in the capital of the Company –

	10.4.1.	The sale or other disposal of the whole or a substantial part of the business of the Company.

10.4.2.

The taking over or acquisition of the whole or a substantial part of the business of any other person or any merger or amalgamation with other companies or with any other business which would constitute a material transaction for the Company having regard to its assets and business.

	10.4.3.	Discontinuance of any of the business activities of the Company.

	10.4.4.	A material change to the nature of the business as reflected in clause 4.1.3.

	10.4.5.	The issue of any unissued shares.

	10.4.6.	Any variation, amendment or alteration to the memorandum and/or articles of incorporation of the company.

	10.4.7.	Any increase in the authorized share capital of the company.

	10.4.8.	The consolidation subdivision or alteration of the rights attaching to the shares in the capital of the company.

10.4.9.	The creation or issue by the company of any debentures or loan stocks.

10.4.10.	The voluntary liquidation of the company.

10.4.11.	The purchase or sale by the company of any assets of any nature whatever, including any business (or part thereof) or securities for a consideration exceeding $20,000.00 (twenty thousand dollars).

10.4.12.	The acquisition or formation of a subsidiary or branch or the entering into of any partnership, joint venture or trust agreement.

10.4.13.	The furnishing by the company of guarantees, suretyships or any other form of intercession for the obligations of third parties.

10.4.14.	Any mortgage, pledge, notarial bond or other lawful encumbrance over any of the assets of the company.

10.4.15.	The making of, the determination or alteration of, the terms and conditions of or the giving of security for, a loan or advance to any person.

10.4.16.	Any transaction of any nature whatever between the company and

	10.4.16.1.	Any of the shareholders; or

	10.4.16.2.	Anyone else directly or indirectly associated with any of the shareholders otherwise than a bona fide transaction in the ordinary course of business.

10.4.17.	The finalization of the company’s annual financial statements.

10.4.18.	The hiring of any employee by the company for an annual salary in excess of $20,000.00 (twenty thousand dollars) (including benefits and potential bonuses).

10.4.19.	The borrowing of monies from anyone so as to result in the aggregate borrowings of the company at any one time exceeding $20,000.00 (twenty thousand dollars).

10.4.20.	The giving of any security (and the terms and conditions thereof) for any borrowings exceeding $20,000.00 (twenty thousand dollars).

10.4.21.	The making of and the terms and conditions of a loan by the company to any of the company’s employees (not exceeding $2,000.00 (two thousand dollars) in aggregate).

10.4.22.	The variation of any of the terms and conditions of any loan.

10.4.23.	The giving by the company of pensions, gratuities or allowances to anyone otherwise that in terms of a fund which the company has established or joined.

10.4.24.	Profit sharing arrangement with employees of the company.

10.4.25.	The creation of or transfer to or from “reserves” by the company.

10.4.26.	The approval of the company’s annual financial statements and the approval of the company’s monthly management accounts.

10.4.27.	Any change in any of the company’s main bankers or the auditors.

10.4.28.

The granting of a power of attorney, proxy or other authority or representative of the company to attend, vote, or propose any resolution whether ordinary or special at a general meeting of any other company or other entity in which the company has shares or any other interest in the company.

10.4.29.	The entering into by the company of any agreement which cannot be terminated on less than 3 (three) months’ notice.

10.4.30.	The determination of any corrective action to be taken in relation to the company (or any of the divisions) not achieving or not being expected to achieve its budget.

10.4.31.	The entering into by the company of any agreement for the acquisition or lease of immovable property.

10.4.32.	The making of any public announcement in relation to the company.

10.4.33.	The appointment or removal of the chief executive officer and/or managing director.

and the aforegoing shall apply, mutatis mutandis, in relation to any subsidiary of the company. Notwithstanding the aforegoing provisions of this clause 10, all of the dollar amounts referred to in this clause 10 shall be adjusted on each anniversary of the signature date in accordance with the percentage change in the CPI during the immediately preceding 12 (twelve) month period year.

11.	TRANSFER OF SHARES

	11.1.	No share in the share capital of the Company shall be transferred to any other shareholder or third party other than in accordance with the provisions of this Agreement.

11.2.

Unless otherwise agreed in writing by all the shareholders of the Company, a shareholder may sell or otherwise dispose of the shares held by him in the Company only if, in one and the same transaction, he likewise sells, disposes of or alienates a pro rata share of his claim against the company on loan account. Accordingly, all references in this clause and in the lien, transmission and forfeiture provisions of the articles of association of the Company to the offer, sale, disposal, alienation, transfer or transmission of a share in the Company shall, unless the context otherwise requires, be deemed to apply also to the loan account of the holder of such shares.

	11.3.	When it is intended to dispose of any shares of a member, the disposer shall offer them in writing to the other members at a price equal to the fair market value thereof stating-

		11.3.1.	the number of shares which the disposer proposes to sell; and

		11.3.2.	the terms and conditions upon which the disposer proposes to sell those shares,

		11.3.3.	and the purchase price of the disposer’s claims on loan account against the company shall be an amount equal to the face value thereof.

11.4.

The fair market value of the disposer’s shares shall be determined by agreement and, failing agreement within 14 (fourteen) days after receipt by the other members of the written offer contemplated by clause 11.3., by the then auditors of the Company provided that if the disposer or any of the other members objects in writing to such determination being made by the then auditors of the Company and such objection is delivered to all the remaining and the disposer (if the disposer is not the objecting party) prior to the expiry of a period of 3 (three) days reckoned from the expiry of the aforementioned 14 (fourteen) day period, the fair market value shall be determined by an independent Certified Public Accountant of not les than 15 (fifteen) years’ standing and practicing as such in the United States appointed by the Chairman for the time being of the Public Accountants and Auditors Board. The then auditors of the Company, or such independent Certified Public Accountant, shall act as experts and not as arbitrators and their/his/her decision shall be final and binding. In determining the fair market value and hence the purchase price of the relevant shares, no deductions shall be made for the fact that the shares in question constitute a minority interest in the Company nor shall any premium be added for the fact that the shares in question constitute a majority or controlling interest in the Company. Furthermore, the expert/s shall be entitled in the exercise of their/his/her sole and absolute discretion to take into account whatever facts and circumstances and to make notional adjustments to any financial statements or accounts of the Company as they in their discretion consider necessary so as to determine the fair market value of the relevant shares.

11.5.

The notice contemplated by clause 11.3. shall constitute an irrevocable offer to the other members, but should they not have accepted such offer in full, in writing (if more than one accepts, they shall be deemed to have been purchased pro rata to their shareholding or in such other proportions as they may agree on and of which they notify the disposer in writing), within 10 (ten) days after the purchase price has been agreed or determined, as the case may be, they shall be deemed to have declined the offer and the disposer shall be entitled to:

		11.5.1.	dispose of those shares within a further period of 30 (thirty) days to any other person.

		11.5.2.	at a price and on terms not lower and not more favourable to such person than the price and terms of the offer to the remaining shareholders.

11.6.

Unless the disposer disposes of all the said shares within the said further period of 30 (thirty) days, it may not thereafter dispose of any shares without again adopting the procedure referred to in this clause 11.

	11.7.	Any transfer of shares by any member to a non-member of the Company shall be subject to the condition that the transferee agrees in writing to be bound by the then provisions of this Agreement.

	11.8.	Save as is expressly contained herein, shares may not be sold or otherwise disposed of or transferred, pledged or otherwise hypothecated.

11.9.

The condition in clause 11 and specifically clause 11.8 is inserted for the benefit of the remaining shareholder/s which is entitled to waive fulfillment of the condition by written notice to the disposing shareholder/s.

12.	EVENTS GIVING RISE TO DISPOSAL

12.1.

The event of the provisional insolvency of any Party shall be deemed an offer in accordance with the provisions of clause 11. supra and the executor of such estate, shall conduct the negotiations and be obliged to follow the procedure as provided for in the said clause 11. supra.

13.	LOAN CAPITAL

	13.1.	The loan accounts shall be upon terms and conditions as agreed to herein and as further decided upon by the board from time to time.

13.2.

Any profit in the Company shall first be applied to repay any loan accounts before any dividends are being declared and shall be allocated in such a way between the shareholders so as to keep the loan accounts more or less in proportion to the respective shareholdings of the shareholders. While loan accounts are not in proportion to shareholding they shall bear interest at the prime bank rate charged by the main bankers of the Company and shall be calculated monthly in arrears on the average monthly balance. A portion of the loan accounts not in proportion to the shareholding shall be repayable to the lender within 1 (one) calendar year of receiving written notice from the lender to repay that portion of the loan accounts that is not in proportion to the shareholding.

13.3.

Should the board decide that the Company requires loan funding, and that such funding shall be by means of shareholders loans to the Company, all shareholders shall be obliged to make such loan capital available to the Company in proportion to their respective shareholding in the manner and upon the terms as further decided upon by the board.

13.4.

In the event of the board deciding that the loan capital shall be obtained by means of a bank or other financial institution loan or overdraft facility to the Company, the members of the board and the shareholders shall be obliged to bind themselves as sureties for and co-principal debtors with the Company in favour of such bank or financial institution as far as the same is being required by such institution.

14.	REGRESS

14.1.

Any member of the board or shareholder binding himself as surety for and co-principal debtor for the Company pursuant to the provisions of this Agreement shall have a right of regress against the other shareholders pro rata to the respective shareholdings of all shareholders. For purposes hereof a member of the board appointed by a shareholder and a shareholder shall be treated as one.

14.2.

Should any member of the board or shareholder incur any expense or liability for the benefit of the Company, the board shall consider the same and if approved, the member of the board or shareholder as the case may be shall be reimbursed by the Company and failing that by the other shareholders pro rata to their shareholding.

15.	PROHIBITION ON ENCUMBRANCE

15.1.

No shareholder shall be entitled to cede, pledge, hypothecate, provide as lien or in any way utilize its shares in the share capital as security or in any way encumber such shares without the prior written consent of the shareholders.

	15.2.	No shareholder or member of the board shall be entitled to cede, pledge, hypothecate, provide as lien or in any way utilize its loan account, without the prior written consent of the shareholders.

16.	FINANCIAL STATEMENTS

	16.1.	The financial year-end of the Company shall be the last day of December.

	16.2.	The parties shall cause management accounts, incorporating an income statement and balance sheet to be drawn on a monthly basis.

	16.3.	The parties shall cause the annual financial statements of the Company to be drafted by the auditor within 6 (six) months after the financial year end of the company.

17.	GUARANTEES

17.1.

Each shareholder shall be entitled, but not obliged, to give any guarantees (including performance guarantees) and/or suretyships and/or indemnities to any third party in respect of the obligations of the Company, as shall be necessary to enable the Company to conduct its business from time to time. If given the shareholders shall use their best endeavours to give guarantees and/or suretyships and/or indemnities jointly pro rata to their respective shareholdings in the Company but not severally, where the third parties concerned are agreeable thereto.

17.2.

All costs incurred by any shareholder in procuring or giving any such guarantees and/or indemnities contemplated by this clause 17. and which are usually associated with the provision of such guarantees and/or suretyships and/or indemnities shall be borne and paid by the Company.

18.	QUASI PARTNERSHIP

	18.1.	The relationship between the shareholders as such shall not be construed as that of quasi partners. Notwithstanding the aforegoing-

		18.1.1.	each of the shareholders will, in good faith, use its best endeavours to promote and extend the company’s business.

		18.1.2.	each of the shareholders will, in good faith, use its best endeavours to avoid situations of conflict of interest.

18.1.3.

each of the shareholders will, in good faith, devote such time and attention to the companies affairs as is reasonably necessary to enable the shareholder to perform the functions assigned to such shareholder with due diligence.

19.	ISSUE OF SHARES

	19.1.	No shares in the capital of the Company shall be issued other than by way of a pro rata rights offer to the holders of the relevant class of shares at the time.

20.	ARBITRATION

	20.1.	Any dispute, question or difference arising at any time between the parties out of or in regard to:

		20.1.1.	any matter arising out of; or

		20.1.2.	the rights and duties of any party hereto; or

		20.1.3.	the interpretation of; or

		20.1.4.	the termination of; or

		20.1.5.	any matter arising out of the termination of; or

20.1.6.

the rectification of this Agreement shall be submitted to and decided by arbitration on notice given by either party to the other in terms of this clause. Nothing herein contained or implied shall prevent or prohibit any party from obtaining urgent relief from a court of competent jurisdiction in appropriate circumstances.

20.2.	Arbitration shall be held at Jacksonville, Florida, it shall be held and concluded within 21 (twenty one) days after it has been demanded.

20.3.	Save as specifically provided in this Agreement, the referee shall be, if the question in dispute is:

	20.3.1.	primarily an accounting matter – an independent Certified Public

	20.3.2.	accountant of not less than 15 (fifteen) years standing;

	20.3.3.	primarily a legal matter – a practicing Attorney of not less than 15 (fifteen) years standing;

	20.3.4.	any other matter – an independent and suitably qualified person;

as may be agreed by the parties and failing agreement, nominated by the appropriate legal entity within the jurisdiction..

20.4.

The clause 20. shall constitute each party’s irrevocable consent to the arbitration proceedings, and no party shall be determined to withdraw therefrom or to claim at any such arbitration proceedings that it is not bound by this clause.

20.5.	Each of the parties hereby irrevocably agrees that the decision of the referee in the arbitration proceedings-

	20.5.1.	shall be final and binding on each of them; and

	20.5.2.	will be carried into effect; and

	20.5.3.	can be made an order of any court to whose jurisdiction the parties are subject;

	20.5.4.	may include an award as to the costs of the arbitration proceedings.

20.6.	This clause shall be saveable from the remaining provisions of this Agreement and shall continue to be of application, notwithstanding the cancellation or purported cancellation of this Agreement.

21.	AGREEMENT BINDING ON SHAREHOLDERS AND DIRECTORS

21.1.

It is hereby recorded that the provisions of this Agreement shall be binding upon any third party who may become a shareholder pursuant to the provisions of this Agreement and any registration of shares shall be subject to this Agreement being signed by such transferee shareholder, before registration of the shares in his name.

21.2.

It is hereby recorded that any member of the board appointed by a shareholder shall be bound by the provisions of this Agreement and before confirmation of appointment as a member of the board, such member shall be required to sign this Agreement thereby acknowledging his being bound by the provisions of the Agreement.

22.	SUBSIDIARIES

22.1.

Any shareholder nominated to represent the Company in the group shall do so in the best interest of the Company and shall be obliged to resign from any entity within the group if so directed by the board by simple majority.

22.2.

All and any interest in any entity in the group shall vest in and be for the sole benefit of the Company and any shareholder nominated to hold any interest shall do so as nominee only for the Company and shall not derive any personal interest therefrom and shall deal with such interest strictly in accordance with the directives of the Company through the board.

23.	NON-VARIATION STIPULATION

	23.1.	This Agreement expresses the entire understanding between the parties and the parties agree that no oral undertakings have been made with regard thereto.

	23.2.	This Agreement, including this non-variation clause, may be amended only by written instrument signed by all the parties.

	23.3.	The parties hereto may not amend or delete clause 23. orally so as to render this Agreement variable orally.

24.	ASSIGNMENT

	24.1.	None of the rights herein can be assigned by either party other than provided for in this Agreement.

25.	FORCE MAJEURE

25.1.

Force majeure means any fire, flood, earthquake or public disaster, strike, labour dispute or unrest, embargo, riot, war, insurrection or civil unrest; any other act of God, any act of legally constituted authority; or any other cause beyond control which would excuse performance as a matter of law. If because of force majeure, performance hereunder is delayed or prevented, then any performance period granted shall be extended for the time of such delay or prevention.

26.	SEVERABILITY

26.1.

Each and every provision of this Agreement (excluding only those provisions which are essential at law for a valid and binding agreement to be constituted) shall be deemed to be separate and severable from the remaining provisions of this Agreement. If any of the provisions of this Agreement (excluding only those provisions which are essential at law for a valid and binding agreement to be constituted) is found by any court of competent jurisdiction to be invalid and/or unenforceable then, notwithstanding such invalidity and/or unenforceability, the remaining provisions of this Agreement shall be and remain of full force and effect.

27.	OPERATION

27.1.

The expiration, cancellation or other termination of this Agreement shall not affect those provisions of this Agreement which expressly provide that they will operate after such expiration, cancellation or other termination or which of necessity must continue to endure after such expiration, cancellation or other termination, notwithstanding that the relevant clause may not expressly provide for such continuation.

27.2.

If the operation of this Agreement is suspensive or conditional upon the happening of any event and if any obligation or restriction imposed on the parties or any of them is clearly intended to be implemented and given effect to notwithstanding the fact that this Agreement in its entirety may at that time not yet be unconditional, then the relevant obligation or restriction shall nevertheless apply and be given effect to, and the relevant provisions shall create binding obligations on the parties.

28.	RELAXATION

28.1.

No latitude, extension of time or other indulgence which may be given or allowed by any party to the other parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any party arising from this Agreement, and no single or partial exercise of any right by any party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such party or operate as a waiver or a novation of or otherwise affect any of the party’s rights in terms of or arising from this Agreement or preclude any such party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

29.	CUMULATIVE RIGHTS AND REMEDIES

29.1.

All rights, remedies, licenses, undertakings, obligations, covenants, privileges and other property granted herein shall be cumulative and the parties may exercise or use any of them separately or in conjunction with any one or more of the others.

30.	CONSENSUS OBTAINED BY IMPROPER MEANS

30.1.

The parties hereto warrant that no misrepresentation of any sort has induced any of them to engage in contracting with each other as set out in this instrument and that both parties have explored and investigated all the facts and conditions pertaining hereto and therefore, shall not have a claim to have this Agreement rescinded or, alternatively, shall not have a claim for a monetary award against each other based on misrepresentation.

	30.2.	It is, however, understood that a claim for rescission or monetary compensation based on duress or undue influence, cannot be excluded.

31.	INDEPENDENT ADVICE

	31.1.	Each of the parties to this Agreement hereby acknowledges and agrees that –

31.1.1.

it has been free to secure independent legal and other professional advice (including financial and taxation advice) as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent advice or has dispensed with the necessity of doing so; and

		31.1.2.	all of the provisions of this Agreement and the restrictions herein contained are fair and reasonable in all the circumstances and are in accordance with the party’s intentions.

32.	DOMICILIUM CITANDI ET EXECUTANDI

32.1.

The parties choose as their domicilia citandi et executandi for all purposes under this agreement, whether in respect of court process, notices or other documents or communications of whatever nature (including the exercise of any option), the following addresses.

MILLENNIUM GROUP WORLDWIDE INC.

		32.1.1.	Street address:

2825 North 10th Street, St. Augustine, FL. 32084

Phone:

(904) 808-0480

Fax:

(904) 808-8514

			E-mail:	Jjacksonsrsr@Hotmail.com

Ronco Group of Companies

		32.1.2.	Street address:

3400 Agricultural Center Drive, St. Augustine, FL. 32092

Phone:

(904) 827-9795

Fax:

(904) 827-9796

			E-mail:	Ron@roncomachine.com

32.2.

Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax or by e-mail addressed to the party in alleged breach at the respective domicilium addresses set out in 32.1. supra.

32.3.

Any party may by notice to any other party change the physical address chosen as its domicilium citandi et executandi vis-à-vis that party to another physical address where postal delivery occurs in the United States of America or its telefax number or its e-mail address as the case may be, provided that the change shall become effective vis-à-vis that addressee on the 7th business day from the deemed receipt of the notice by the addressee.

	32.4.	Any notice to a party-

32.4.1.

sent by prepaid registered post (by airmail if appropriate) in a correctly addressed envelope to it at an address chosen as its domicilium citandi et executandi to which post is delivered shall be deemed to have been received on the 7th business day after posting (unless the contrary is proved);

32.4.2.

delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the day of delivery; or

		32.4.3.	sent by telefax to its chosen telefax number stipulated in clause 32.1., shall be deemed to have been received on the date of dispatch (unless the contrary is proved);

		32.4.4.	sent by e-mail to its chosen e-mail address stipulated in clause 32.1., shall be deemed to have been received on the date of the particular successful sending action (unless the contrary is proved).

32.5.

Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executand.

33.	COSTS

	33.1.	All costs (including VAT) of negotiating and drafting this Agreement shall be borne and paid for by the Company.

34.	JURISDICTION

	34.1.	This Agreement shall be construed according to the laws of the State of Florida.

35.	CONFIDENTIALITY

35.1.

Subject to 35.2, each shareholder undertakes to the other shareholders and to the company that it will treat as confidential the terms of this agreement, together with all information whether of a technical or strategic nature or otherwise relating in any matter of the business of the company or affairs of the other shareholders and the company as may be communicated to it hereunder or otherwise in connection with this agreement and will not disclose such information to any person, firm or company (other than to its auditors and other professional advisors) or to the media, and will not use such information other than for the purposes of this agreement, subject always to any prior specific authorization in writing by the other party/parties to such disclosure or use.

	35.2.	The provisions of 35.1 shall not apply to any information which:-

		35.2.1.	Is in the public domain other than by default of the recipient shareholder.

		35.2.2.	Is obtained by the recipient shareholder from a bona fide third party having the right to disseminate such information.

		35.2.3.	Is or has already been independently generated by the recipient shareholder.

35.2.4.

Is required to be disclosed by law or the valid order of a court of competent jurisdiction or the request of any governmental or other regulatory authority or agency, in which event the disclosing shareholder shall so notify the other shareholders and the company as promptly as practicable (and if possible prior to making any disclosure) and shall use its reasonable endeavours to seek confidential treatment of such information.

35.3.

The obligations in this clause 35 shall endure beyond the termination of this agreement without limit in time except and until any confidential information enters the public domain otherwise than through default of the shareholder receiving same.

36.	COMPANY TO BE BOUND

36.1.

The Company shall be bound by any provision of this agreement which either expressly or by implication imposes obligations on the Company, and each of the shareholders shall use its best endeavours to procure that the Company complies with such obligations.

37.	RESTRAINT

	37.1.	The shareholders undertake that they shall not,

37.1.1.

While they, or any one of them, are directors or Shareholders of the Company, be directly or indirectly interested, engaged or concerned, whether as principal, agent, partner, representative, shareholder, director, employee, consultant, advisor, financier, administrator or in any other like capacity in any business which competes with the business of the Company; or

37.1.2.

for a period of 3 (three) years after ceasing to be a director or Shareholder of the Company for any reason whatsoever, be directly or indirectly interested, engaged or concerned, whether as principal, agent, partner, representative, shareholder, director, employee, consultant, advisor, financier, administrator or in any other like capacity in any business which competes with the business of the Company.

	37.2.	The shareholders acknowledges that:

37.2.1.

The restraint imposed upon them in terms of this clause 37 are reasonable as to the subject matter, area and duration and is reasonably required by the Company to protect and maintain the goodwill of the Companies’ business and it’s legitimate interest;

37.2.2.

The provisions of this clause 37 shall be construed as imposing a separate and independent restraint in respect of each year falling within the restraint period, and every locality falling within the territory and every activity falling within the ambit of the business as described above.

38.	BREACH

38.1.

 In the event of any party (“the defaulting party”) failing to fulfil on due date any of the terms and/or conditions of this agreement, and remaining in default for a period of 14 (FOURTEEN) days after the other party (“the aggrieved party”) shall have given written notice to the defaulting party calling upon the defaulting party to remedy such default, then the aggrieved party shall be entitled without further notice (in addition to and without prejudice to any other rights available at Law) to –

		38.1.1.	claim specific performance of the terms of this agreement; or

		38.1.2.	cancel this agreement forthwith and without further notice,

with or without claiming damages from the defaulting party.

		38.1.3	This agreement becomes effective once the maximum level of funds are raised from the initial public offering of Millennium Group Worldwide, Inc.

39.	SIGNATURE

	39.1.	This agreement is signed by the parties on the dates and at the places indicated above their respective names.

This done and signed at Ronco Group on this 5 day of July, 2007.

1.	/s/	Kenneth Timbrook	/s/ Julius V Jackson Sr.

	WITNESS		MILLENNIUM GROUP WORLDWIDE INC.

2.	/s/	Joe Krall

WITNESS

This done and signed at Ronco Group on this 5 day of July, 2007.

1.	/s/	Kenneth Timbrook	/s/ Ronald Avery

	WITNESS		Ronco Group of Companies

2.	/s/	Joe Krall

WITNESS